Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Contact:
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510

GENVEC ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

     GAITHERSBURG, Md (April 29, 2004) — GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the first quarter ended March 31, 2004. GenVec reported a net loss of $5.6 million compared to a net loss of $5.2 million in the comparable quarter of 2003. The per share net loss of ($0.11) decreased from ($0.23) in the comparable quarter in 2003 and was primarily due to the issuance of new shares paid in consideration of the acquisition of Diacrin, Inc. in August 2003. GenVec ended the first quarter of 2004 with $33.7 million in cash and investments. As previously announced, GenVec raised an additional $12.6 million on April 16, 2004 through an offering of 4 million shares of common stock. Net proceeds from the sale, after payment of placement agent fees and other expenses, will total approximately $11.6 million.

     Revenue for the first quarter ended March 31, 2004 decreased to $2.7 million from $3.2 million for the same period last year. Revenue for the first quarter of 2004 was primarily derived from the Company’s funded research and development programs with the National Institutes of Health (NIH) and the United States Naval Medical Research

Center, both of which are using GenVec’s proprietary adenovector technology for the development of clinical grade vaccine candidates, and an expanded collaboration with Fuso Pharmaceutical Industries for the development of a targeted cancer therapy. The decrease in revenues, attributable to delays in initiating manufacturing scale-up efforts under the recently announced contract amendment with the NIH, was slightly offset by higher revenues from other funded efforts, including the production and release of HIV vaccine clinical supplies that will be used by the NIH to initiate clinical trials in the second half of 2004.

     Operating expenses for the quarter ended March 31, 2004 increased 1 percent, to $8.4 million from $8.3 million in the first quarter of 2003 due primarily to higher development costs for the Company’s lead product candidate, TNFerade™, including preparation for pivotal clinical studies and commercial manufacturing to accelerate the advancement of TNFerade to possible commercialization. These activities are expected to increase the Company’s operating expenses over the remainder of the year.

     “We continue to see positive data for TNFerade™ and are focusing our efforts on moving TNFerade into later stage clinical trials and toward commercialization,” commented Mr. Jeffrey W. Church, GenVec’s Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Church concluded, “TNFerade is currently in Phase II clinical trials for pancreatic, esophageal and rectal cancer. We anticipate the presentation of additional clinical data at upcoming scientific conferences during the second quarter of the year.”

     Highlights of GenVec’s 2004 activities include:

•	Presentation of positive Phase II safety and efficacy data for TNFerade™ at the ASCO Gastrointestinal Cancers Symposium in January 2004.

•	The Company announced a collaboration with Cordis Corporation, a Johnson & Johnson Company, to advance GenVec’s cardiovascular product candidate, BIOBYPASS®, into a randomized, double blind, placebo controlled study in patients with severe coronary artery disease using an injection catheter.

•	During the first quarter, GenVec announced three new funded vaccine development contracts totaling over $15 million.

•	In April 2004, the Company announced the completion of a public offering of 4 million shares of common stock. Net proceeds from the transaction totaled approximately $11.6 million and will be used for product development activities, including support of clinical trials, expansion of manufacturing capabilities and other general corporate purposes.

     GenVec is a publicly held biopharmaceutical company developing novel therapies intended to improve patient care in the areas of cancer, heart disease, and vision loss. GenVec also has funded vaccine programs for HIV, SARS, malaria and dengue virus. Additional information on GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31
	2004	2003
	(unaudited)
Revenue from strategic alliances and research contracts	$2,741	$3,185
Operating expenses:
Research and development	6,321	6,242
General and administrative	2,096	2,069

Total operating expenses	8,417	8,311

Loss from operations	(5,676)	(5,126)
Interest income	114	95
Interest expense	(88)	(123)

Net loss	$(5,650)	$(5,154)

Basic and diluted loss per share(1)	$(0.11)	$(0.23)

Shares used in computing basic and diluted net loss per share	51,408	22,537

(1)	Gives effect to common stock issued in connection with Diacrin acquisition.

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Cash and investments	$33,749	$39,961
Working capital	19,510	20,636
Total assets	46,653	52,684
Stockholders’ equity	31,745	37,026

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